Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Delta Corp Holdings Limited on Form F-4 of our report dated March 29, 2023 with respect to our audits of the consolidated financial statements of Coffee Holding Co, Inc. as of October 31, 2022 and 2021 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

September 26, 2023